
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                               PURCHASE AGREEMENT



                           TRANSTEXAS GAS CORPORATION



                                      and



           TCW PORTFOLIO NO. 1555 DR V SUB-CUSTODY PARTNERSHIP, L.P.,


                                      and


                        SUNFLOWER ENERGY FINANCE COMPANY


                             ---------------------


                                  May 14, 1996



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

                               TABLE OF CONTENTS
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ARTICLE I - Definitions and References.........................   1
     Section 1.1.  Defined Terms and References................   1
     Section 1.2.  Rules of Construction.......................   4

ARTICLE II - Purchase and Sale.................................   4
     Section 2.1.  Agreement of Purchase and Sale..............   4
     Section 2.2.  Payment of Purchase Price...................   4
     Section 2.3.  Expenses....................................   4
     Section 2.4.  Payments....................................   4

ARTICLE III - Closing Date and Closing.........................   5
     Section 3.1.  Time and Place of Closing...................   5
     Section 3.2.  Conditions to Closing -- Documents..........   5
     Section 3.3.  Other Conditions to Closing.................   6
     Section 3.4.  Floor Contracts.............................   7

ARTICLE IV - Representations and Covenants.....................   7
     Section 4.1.  Representations and Warranties of Grantor...   7
     Section 4.2.  Representations and Warranties of Grantees..  13
     Section 4.3.  Covenants of Grantor........................  13
     Section 4.4.  Reporting Covenants of Grantor..............  15
     Section 4.5.  Additional Remedies Upon Designated Event...  17

ARTICLE V - Adjustment of Dedication Percentage................  18
     Section 5.1.  Reserve Reports.............................  18
     Section 5.2.  Adjustment to Dedication Percentage.........  20

ARTICLE VI - Miscellaneous.....................................  20
     Section 6.1.  Waivers and Amendments......................  20
     Section 6.2.  Survival of Agreements; Cumulative Nature...  20
     Section 6.3.  Notices.....................................  21
     Section 6.4.  Parties in Interest.........................  21
     Section 6.5.  Governing Law...............................  21
     Section 6.6.  Limitation on Interest......................  21
     Section 6.7.  Termination; Limited Survival...............  22
     Section 6.8.  Severability................................  22
     Section 6.9.  Arbitration.................................  22
     Section 6.10. Counterparts................................  24

SCHEDULE 1 - Litigation Summary
SCHEDULE 2 - Severance Tax Exempt Wells
SCHEDULE 3 - Monthly Reporting Form
SCHEDULE 4 - Abstracts of Judgment

EXHIBIT A  - Legal Opinion
EXHIBIT B  - Partial Release and Subordination
EXHIBIT C  - Ratification Agreement
EXHIBIT D  - Guaranty
EXHIBIT E  - Transportation Agreements
EXHIBIT F  - Conveyance

                               PURCHASE AGREEMENT


     THIS PURCHASE AGREEMENT dated as of May 14, 1996 (herein, as from time to time amended or supplemented, called this "Agreement") is made by TransTexas Gas Corporation, a Delaware corporation (herein called "Grantor"), and TCW Funds V and Sunflower (as separately identified below, who are herein collectively called "Grantees").

                                    RECITALS

     1. Grantor is the owner of interests in certain oil and gas leases located in Webb and Zapata Counties, Texas, and desires to sell and assign to Grantees, upon the terms and conditions herein set forth, a production payment under a Production Payment Conveyance to be made by Grantor to Grantees in the form attached hereto as Exhibit F.

     2. Grantees desire to purchase such production payment upon the terms and conditions herein set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, Grantor and Grantees hereby agree as follows:

                     ARTICLE I - Definitions and References

     Section 1.1. Defined Terms and References. As used herein, the terms "Agreement", "Grantees" and "Grantor" have the meanings given them above. Reference is also made to the "Conveyance", as defined below, for the meaning of various terms defined therein, all of which shall when used herein (unless otherwise expressly defined herein) have the meanings given them in the Conveyance. For purposes of this Agreement, unless the context otherwise requires, the following additional terms shall have the following meanings:

     "Associated Subject Interests" has the meaning given such term in Section 4.1(n).

     "Closing" and "Closing Date" have the meanings given them in Section 3.1.

     "Conveyance" means the Production Payment Conveyance made by Grantor to Grantees, in the form of Exhibit F to this Agreement (appropriately completed), as from time to time amended and supplemented.

     "Current Ad Valorem Taxes" means all ad valorem taxes which have been assessed against any of the Subject Interests for 1995 or any prior year by any taxing authority.

     "Designated Event" has the meaning given such term in the Conveyance.

     "Evaluation Date" means (a) each February 1, beginning with February 1, 1997, (b) each August 1, beginning with August 1, 1996, and (c) each other day which Majority

Grantees designate as an Evaluation Date, provided that Majority Grantees may not make more than one such designation during the interval between any February 1 and the next succeeding August 1 or during the interval between any August 1 and the next succeeding February 1. Each Evaluation Date on a February 1 or August 1 is herein called a "Regular Evaluation Date"; each other Evaluation Date is herein called an "Optional Evaluation Date".

     "Floor Contract" has the meaning given such term in Section 3.4.

     "Futures Price" has the meaning given such term in Section 5.1.

     "Guaranty" means that certain Guaranty, dated of even date herewith, executed by John R. Stanley in the form of Exhibit D hereto.

     "Hazardous Substance" means any "hazardous waste", "hazardous substance", "extremely hazardous substance", "toxic chemical", "hazardous chemical", "toxic pollutants", contaminants", "chemical", "chemical substance", or "asbestos", as such terms are defined in any Environmental Law, or related substances, in such quantities or concentrations as are prohibited by (or require remediation under) any Environmental Law or other applicable law, or which may be declared to constitute a material threat to human health or to the environment.

     "Koch Gas Services" means Koch Gas Services Company, an Oklahoma corporation.

     "Majority Grantees" means any one or more Grantees whose aggregate Percentage Shares exceed 75%.

     "Partial Release" means that certain Partial Release and Subordination, dated of even date herewith, executed by the Trustee and Grantor in the form of Exhibit B hereto.

     "Percentage Share" means, with respect to each Grantee, the fractional interest which it owns in the Production Payment at the time in question. At the initial grant of the Production Payment, the Percentage Share of TCW Funds V is seven-ninths (7/9), and the Percentage Share of Sunflower is two-ninths (2/9).

     "Permitted Encumbrances" has the meaning given such term in Section 4.1(h).

     "PP Gas Sales Agreement" means that certain Natural Gas Purchase Agreement of even date herewith made by Koch Gas Services, as buyer, and Grantees, as seller, providing for the purchase and sale of the PP Hydrocarbons.

     "PPNPV" has the meaning given such term in Section 5.1.

     "Preferential Right" has the meaning given such term in Section 4.1(p).

     "Production Payment Documents" means this Agreement, the Conveyance, the Ratification Agreement, the Partial Release, the Transportation Agreement, the Standby Gas Sales Agreement, the Guaranty, and each certificate, agreement, document, or instrument now or hereafter delivered in connection with any thereof by or on behalf of Grantor or TTC to any Grantee.

     "Purchase Price" means $43,200,000.

     "Ratification Agreement" means that certain Ratification Agreement, dated of even date herewith, executed by TTC and Grantor in the form of Exhibit C hereto.

     "Required Ratio" means 150%.

     "Reserve Report" has the meaning given such term in Section 5.1.

     "Senior Notes" means the 11-1/2% Senior Secured Notes due 2002 which have been issued by Grantor pursuant to the Trust Indenture.

     "Settlement Agreement" has the meaning given such term in Section 3.2(o).

     "SINPV" has the meaning given such term in Section 5.1.

     "Standby Gas Sales Agreement" means that certain Standby Natural Gas Purchase Agreement of even date herewith made by Koch Gas Services, as buyer, and Grantor, as seller, providing for the purchase and sale of the EMC Volumes accruing to Grantor.

     "Sunflower" means Sunflower Energy Finance Company, a Delaware corporation doing business in Texas as "Kansas Sunflower Energy Finance Company."

     "TCW Funds V" means TCW Portfolio No. 1555 DR V Sub-Custody Partnership, L.P., a California limited partnership.

     "TransAmerican" means TransAmerican Natural Gas Corporation, a Texas corporation.

     "TransAmerican Company" means TransAmerican, Grantor, TTC, TransAmerican Refining Corporation, TransAmerican Energy Corporation, and each other subsidiary of TransAmerican.

     "Transportation Agreement" refers collectively to those two certain Interruptible Gas Transportation Agreements of even date herewith, made by Koch Gas Services and TTC in the forms attached as Exhibit E hereto.

     "Trust Indenture" means that certain Indenture dated as of June 15, 1995, made by Grantor (as Issuer), TTC (as Guarantor), and American Bank National Association, as Trustee, in connection with Grantor's Senior Notes.

     "Trustee" means, at the time in question, the Person serving as Trustee under the Trust Indenture.

     "TTC" means TransTexas Transmission Corporation, a Delaware corporation.

     Section 1.2. Rules of Construction. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement, "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Unless the context otherwise requires: "including" (and its grammatical variations) means "including without limitation"; "or" is not exclusive; words in the singular form shall be construed to include the plural and vice versa; words in any gender include all other genders; references herein to any instrument or agreement refer to such instrument or agreement as it may be from time to time supplemented or amended; and references herein to any Person include such Person's successors and assigns. All references in this Agreement to exhibits and schedules refer to the exhibits and schedules to this Agreement unless expressly provided otherwise, and all such exhibits and schedules are hereby incorporated herein by reference and made a part hereof for all purposes.


                         ARTICLE II - Purchase and Sale

     Section 2.1. Agreement of Purchase and Sale. Upon the terms and conditions of this Agreement, Grantor agrees to sell the Production Payment to Grantees and each Grantee severally agrees to purchase its respective Percentage Share of the Production Payment from Grantor.

     Section 2.2. Payment of Purchase Price. Each Grantee will pay its Percentage Share of the Purchase Price to Grantor by wire transfer of immediately available funds to the account of the Trustee which Grantor shall specify in the certificate referred to in Section 3.2(d) below.

     Section 2.3. Expenses. Grantor will pay to each Grantee (or directly to such Grantee's attorneys and other consultants) all Reimbursable Expenses as they are billed. Grantor has heretofore or concurrently herewith advanced $25,000 to Mayer, Brown & Platt (counsel for Sunflower) and $60,000 to Thompson & Knight, P.C. (counsel for TCW Funds V, who have already received $18,000 of such $60,000) to be applied to Reimbursable Expenses, and these funds will be applied toward the Reimbursable Expenses before asking Grantor to make any additional payments of Reimbursable Expenses. To the extent that any such funds have not been so applied within three months after the Closing Date, Grantees will direct their counsel to return the remainder to Grantor, but Grantor will thereafter remain liable to pay all Reimbursable Expenses as billed. To the extent that such funds are insufficient to pay all Reimbursable Expenses and are exhausted, Grantor will thereafter promptly pay all Reimbursable Expenses as they are billed.

     Section 2.4. Payments. Each of Grantor and Grantees will pay each amount owing to any of the others under the Production Payment Documents by wire transfer of immediately available funds to the banks and bank accounts which each shall specify to the other concurrently herewith, or to such other accounts as each shall from time to time specify in writing at least five Business Days prior to the effective date for any such change of accounts.


                     ARTICLE III - Closing Date and Closing

     Section 3.1. Time and Place of Closing. The closing for the consummation of the sale and purchase of the Production Payment (herein called the "Closing") shall take place at such place (or places) and on such date in May, 1996 as may be agreed to by Grantor and Grantees (herein called the "Closing Date").

     Section 3.2. Conditions to Closing -- Documents. The obligation of each Grantee to pay its Percentage Share of the Purchase Price is subject to Grantees' receipt of each of the following, in form, substance, and date satisfactory to each Grantee and in such number of counterparts as each Grantee shall have requested:

     (a) An "Omnibus Certificate" of the Secretary or Assistant Secretary of Grantor, which shall contain the names and signatures of the officers of Grantor authorized to execute the Production Payment Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (i) a copy of resolutions duly adopted by the Board of Directors of Grantor and in full force and effect at the time this Agreement is entered into, authorizing the execution of the Production Payment Documents and the consummation of the transactions contemplated therein, (ii) a copy of the charter documents of Grantor and all amendments thereto, certified by the appropriate official of Grantor's state of incorporation, and (iii) a copy of the bylaws of Grantor.

     (b) An Omnibus Certificate for TTC, similar to that required for Grantor under the preceding subsection (a).

     (c) A long-form certificate (or certificates) of the due formation, valid existence and good standing of each of Grantor and TTC in its state of incorporation, issued by the appropriate authorities of such state, and certificates of Grantor's and TTC's good standing and due qualification to do business in Texas.

     (d) A Compliance Certificate of the President and the Chief Financial Officer of Grantor, dated as of the Closing Date, in which such officers shall certify to the satisfaction of the conditions set out in Section 3.3 and shall give the wiring instructions referred to in Section 2.2 above.

     (e) Any assurances of title requested by any Grantee concerning the Production Payment, including the recording and filing of the Conveyance and the updating of any specified title opinions through such recording (it being understood that Grantees may require these assurances to be given after, as well as at, Closing, and that no title deficiencies learned of by any Grantee at any time shall in any way be deemed to qualify any of Grantor's warranties of title or indemnities with respect to title in any of the Production Payment Documents).

     (f) Certificates from Grantor's insurance brokers or advisors confirming that Grantor is in compliance with the requirements of Section 3.4 of the Conveyance.

     (g) A legal opinion of Gardere & Wynne, L.L.P., as counsel to Grantor, dated the Closing Date and in the form of Exhibit A hereto.

     (h)  The Conveyance.

     (i)  The Ratification Agreement.

     (j)  The Guaranty.

     (k)  The PP Gas Sales Agreement.

     (l) A copy of the Standby Gas Sales Agreement, executed and delivered by Koch Gas Services and Grantor.

     (m) A copy of the Transportation Agreement, executed and delivered by Koch Gas Services and TTC.

     (n)  The Partial Release.

     (o) The releases and other documents referred to in Section 6 of the Settlement Agreement dated effective as of April 18, 1996 (herein called the "Settlement Agreement"), among the parties to the Terry Oilfield Supply Co. lawsuit listed on Schedule 1 hereto, and the other settlement documents required to be delivered under such Settlement Agreement upon payment of the "Settlement Amounts" referred to therein, together with such payment instructions by Grantor, the Trustee, and the plaintiffs in such litigation which Grantees reasonably require in order to coordinate the payment of the Purchase Price with the obtaining of such releases.

     Section 3.3. Other Conditions to Closing. In addition to the receipt of the foregoing documents and instruments, the obligation of each Grantee to pay its Percentage Share of the Purchase Price is subject to the satisfaction (or waiver by each Grantee) on the Closing Date of the following conditions precedent:

     (a) All representations and warranties made by Grantor or TTC in any Production Payment Document then or previously delivered shall be true and correct as of the Closing Date.

     (b) Grantor and TTC shall have performed all agreements, covenants, and conditions which each is required by any Production Payment Document to perform on or prior to the Closing Date.

     (c) The consummation of the Closing shall not (i) be prohibited by any law or any regulation or order of any court or governmental agency or authority applicable to Grantor, TTC, or any Grantee, or (ii) subject any of them to any penalty or other onerous condition under or pursuant to any such law, regulation or order.

     Section 3.4. Floor Contracts. Grantees expect that, on the Closing Date, they will purchase one or more gas price floor contracts or other hedging contracts. Any such contracts shall be in form and substance satisfactory to each Grantee in its discretion; Grantor shall have no interest therein and all payments made therefor or received thereunder shall be for the account of Grantees.

                   ARTICLE IV - Representations and Covenants

     Section 4.1. Representations and Warranties of Grantor. To induce Grantees to enter into this Agreement and to pay the Purchase Price, Grantor hereby represents, warrants and covenants to each Grantee that:

     (a) Each of Grantor and TTC is, and shall remain, a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and duly qualified to do business and in good standing as a foreign corporation in the State of Texas. Each has all requisite power and authority, corporate or otherwise, to own and operate its assets in Texas and to execute and deliver, and perform all of its obligations under, the Production Payment Documents. Grantor is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended (i.e., Grantor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder). TransAmerican owns (directly or indirectly) approximately 80% of all of the issued and outstanding stock of Grantor, and Grantor owns all of the issued and outstanding stock of TTC.

     (b) The execution, delivery and performance by each of Grantor and TTC of the Production Payment Documents to which each is a party and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary corporate action and do not and will not (i) violate any material provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to any TransAmerican Company or of the Certificate of Incorporation or By-laws of TransAmerican, Grantor, or TTC, or (ii) result in a breach of, or constitute a default under, any contract, indenture, instrument, or agreement to which any TransAmerican Company is a party or by which it or its property may be presently bound or affected (including the leases under which Grantor holds the Subject Interests), or result in or require the creation or imposition of any lien or encumbrance under any such contract, indenture, instrument, or agreement. Grantor and TTC have obtained, and shall continue to obtain, all consents, authorizations and waivers necessary under any such contract, indenture, instrument or agreement or under any such material provision of law, rule, regulation, order, writ, judgment, decree, determination or award in order to permit the valid execution, delivery and performance by Grantor and TTC of the Production Payment Documents.

     (c) The Production Payment Documents have been duly executed and delivered by Grantor and TTC (to the extent each is a party thereto) and constitute the legal, valid and binding acts and obligations of Grantor and TTC, enforceable against Grantor and TTC in accordance with their respective terms except as such enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws applicable to creditors' rights generally or by general principles of equity.

     (d) No event or state of affairs which would, upon delivery of the Conveyance, be a Designated Event has occurred and is continuing. No material "Default" and no "Event of Default" exists under the Trust Indenture. No material "Default" and no "Event of Default" exists under that certain Indenture, dated as of February 15, 1995, among TransAmerican Refining Corporation, TransAmerican Energy Corporation (as Guarantor), and First Fidelity Bank, National Association (as trustee). No TransAmerican Company is in default in the payment of any item of indebtedness of $5,000,000 or more owed by it. No bankruptcy or insolvency proceeding is presently pending or contemplated (or, to Grantor's best knowledge, threatened) by or against any TransAmerican Company under any applicable bankruptcy, insolvency or other similar law of any jurisdiction, and no such Person has made a general assignment for the benefit of creditors.

     (e) The Partial Release constitutes the legal, valid and binding act and obligation of the Trustee, enforceable against Trustee and the holders of the Senior Notes in accordance with the terms thereof, except as such enforcement may be limited by general principles of equity.

     (f) The data, information, exhibits, memoranda and reports furnished by or on behalf of TransAmerican, Grantor or TTC to Sunflower or TCW Asset Management Company in connection with the negotiation of the Production Payment Documents (taken as a whole, and taking into account all corrections and supplements to such information heretofore delivered) do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading. There is no fact known to TransAmerican, Grantor, or TTC that has not been disclosed to Sunflower or TCW Asset

Management Company which could materially and adversely affect the value of the Production Payment. (The data and information referred to in the above representations and warranties include any factual information furnished by Grantor for incorporation or use in any reserve or production reports or estimates furnished by Grantor or its independent engineers to Sunflower or TCW Asset Management Company, but Grantor is not representing and warranting that any reserve or production estimates made by Grantor or such engineers will ultimately prove to have been accurate.) No material adverse change in the financial condition of Grantor or TTC or in the condition or aggregate value of the Subject Wells or Subject Interests has occurred since January 31, 1996 other than normal depletion and the judgments entered during April 1996 in the Terry Oilfield Supply Co. lawsuit listed on Schedule 1 hereto.

     (g) Except as described on Part A of Schedule 1 hereto or on Schedule 4 hereto, there is no litigation or administrative proceeding pending against any TransAmerican Company which involves (i) a dispute or claim concerning title to any of the Subject Interests, (ii) any actual or purported lien, security interest, charge or burden upon any of the Subject Interests or any lease making up any part of the Subject Interests, or (iii) any other claim which would affect a transferee of any such lease or any of the Subject Interests. Except as described on Part B of Schedule 1 there is no other litigation or proceeding pending or, to the best knowledge of Grantor, threatened against any TransAmerican Company which would, if determined adversely to such TransAmerican Company, have a material adverse effect on the financial condition of Grantor or TTC, the value of the Production Payment, the ability of Grantor to convey the Production Payment pursuant to the Production Payment Documents, or the ability of Grantor or TTC to perform their respective obligations under the Production Payment Documents.

     (h) Grantor has good and defensible title to the Subject Interests, and Grantor covenants to maintain good and defensible title to the Retained Interests, in each case free and clear of all liens, security interests, and encumbrances except for (i) the contracts, agreements, burdens, encumbrances and other matters set forth in the descriptions of certain of the Subject Interests on Exhibit A to the Conveyance, (ii) statutory liens for taxes which are not yet delinquent or which (in the case of taxes hereafter coming due) are being contested in good faith by appropriate proceedings and for the payment of which Grantor has reserved adequate funds, (iii) liens under operating agreements, pooling orders and unitization agreements, and mechanics' and materialmen's liens, with respect to obligations incurred in the ordinary course of business which are not yet due or which (in the case of obligations hereafter coming due) are being contested in good faith by appropriate proceedings for the payment of which Grantor has reserved adequate funds, (iv) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances incurred in the ordinary course of business which do not in any case materially detract from the value or use of the property subject thereto, (v) judgment liens and lis pendens (which, except for the judgment liens and lis pendens listed in Schedule 4, do not burden the Production Payment), but only for so long as enforcement thereof is stayed or otherwise prevented and (vi) liens in favor of the Trustee burdening the Retained Interests but not the Production Payment (the matters described in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi) are herein called the "Permitted Encumbrances"). The listing of Permitted Encumbrances is made for the purpose of limiting the warranties of Grantor made herein, and is not intended to restrict the description of the Subject Interests, nor is it intended that the listing herein of any Permitted Encumbrances shall subordinate the Production Payment to such Permitted Encumbrance or otherwise cause the Conveyance or the rights of Grantees thereunder to be made subject to, or encumbered by, such Permitted Encumbrance. As provided above, no judgment lien or lis pendens referred to in clause (v) above shall be considered to be a Permitted Encumbrance (for the purposes of Section 4.1 of the Conveyance or for any other purpose) after enforcement thereof ceases to be stayed or otherwise prevented.

     (i) The oil, gas or mineral leases, contracts, servitudes and other agreements forming a part of the Subject Interests, to the extent the same cover or otherwise relate to the Subject Interests, are in full force and effect, and Grantor agrees to so maintain them in full force and effect. All rents, royalties and other payments due and payable under such leases, contracts, servitudes and other agreements, or under the Permitted Encumbrances, or otherwise attendant to the ownership or operation of the Subject Interests, have been, and will continue to be, properly and timely paid. Grantor is not in default with respect to Grantor's obligations (and Grantor is not aware of any default by any third party with respect to such third party's obligations) under such leases, contracts, servitudes and other agreements, or under the Permitted Encumbrances, or otherwise attendant to the ownership or operation of any part of the Subject Interests, where such default could materially and adversely affect the ownership or operation of any of the Subject Interests; Grantor will fulfill all such obligations coming due in the future.

     (j) Schedule 2 lists those Subject Wells the production from which is not presently subject to severance tax pursuant to (S) 201.057 of the Texas Tax Code.

     (k) No Subject Interest is dedicated or otherwise subject to any contractual or other arrangement (other than the Standby Gas Sales Agreement and the PP Gas Sales Agreement) for the sale, processing or transportation of Hydrocarbons produced therefrom (or otherwise related to the marketing of such Hydrocarbons) which would bind Grantees as owner of the PP Hydrocarbons, or would otherwise restrict the rights of Grantees under the Conveyance to take possession of and market PP Hydrocarbons. Neither Grantor, nor any of its predecessors in title, has received prepayments (including payments for gas not taken pursuant to "take or pay" or other similar arrangements) for any Hydrocarbons produced or to be produced from the Subject Interests after the Closing Date. There is no Subject Interest with respect to which Grantor, or its predecessors in title, has, prior to the date hereof, taken more ("overproduction"), or less ("underproduction"), Hydrocarbons than its (or its predecessor's in title's) ownership interest in such Subject Interest would entitle it to take, which overproduction or underproduction has not been recouped as of the date hereof (other than a royalty owner which was overproduced by no more than 22,000 MMBTUs as of 3/31/96). No Subject Interest is subject to any production balancing arrangement under which one or more third Persons (other than such royalty owner) may take a portion of the production attributable to such Subject Interest without payment (or without full payment) therefor as a result of production having been taken from, or as a result of other actions or inactions with respect to, other properties. No Subject Interest is subject on the date hereof to any regulatory refund obligation and, to the best of Grantor's knowledge, no facts exist which might cause the same to be imposed.

     (l) The Subject Interests (and properties unitized therewith) are being (and, to the extent the same could materially and adversely affect the ownership or operation of the Subject Interests after the date hereof, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity in all material respects with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with all oil, gas or other mineral leases and other contracts and agreements forming a part of the Subject Interests and in conformity with the Permitted Encumbrances. All equipment and facilities necessary for such operation of the Subject Wells are in place and in good and usable condition, subject to ordinary maintenance and repair requirements. No Subject Interest is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof, and none of the wells located on the Subject Interests (or properties unitized therewith) are or will be deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are, and will remain, bottomed under and producing from (with the well bores wholly within) the Subject Interests (or, in the case of wells located on properties unitized therewith, such unitized properties). Grantor has all governmental licenses and permits necessary or appropriate to own and operate the Subject Interests, and Grantor has not received notice of any material violations in respect of any such licenses or permits.

     (m) All valid expenses and liabilities (including all bills for labor, materials and supplies used or furnished for use in connection with the Subject Interests and all Direct Taxes and Current Ad Valorem Taxes relating to the ownership or operation of the Subject Interests) have been, or are being, paid (timely, and before the same become delinquent) by Grantor (and, as to properties operated by third parties, by such third parties, to the best of Grantor's knowledge).

     (n) The Subject Interests, and Grantor's operations thereon, are in compliance in all material respects with all applicable federal, state or local laws, including all Environmental Laws. Grantor has taken all steps necessary to determine and has determined that no Hazardous Substance has been disposed of or otherwise released on or to the Subject Interests (except for dispositions and releases done in compliance with all applicable laws and for which Grantor otherwise has no material remedial obligations), and the use which Grantor makes and intends to make of the Subject Interests will not result in any such disposal or release. None of such operations of Grantor, and none of the Subject Interests, is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Substance. Neither Grantor nor, to the best knowledge of Grantor, any other Person has filed any notice under any Environmental Law indicating that Grantor or any of its Affiliates is responsible for the release into the environment, or the improper storage or disposal, of any Hazardous Substance that is now located on, was removed from, or is in any way related to any Subject

Interest, or that any Hazardous Substance has been released (other than atmospheric emissions from compressor stations, which emissions are now in compliance and permitted under applicable Environmental Laws), or is improperly stored or disposed of, upon any Subject Interest or upon any property of any TransAmerican Company located near to any Subject Interest. No TransAmerican Company otherwise has any material contingent liability in connection with its operations or properties in or near any Subject Interests for the release into the environment, or the improper storage or disposal, of any such pollutant, waste, substance or constituent. The Associated Subject Interests are in compliance in all material respects with all Environmental Laws for which Grantor (or, to the best of its knowledge, its predecessors in title to the Subject Interests) would be responsible; as used herein the term "Associated Subject Interests" means any and all interests in and to (and or carved out of) the lands which are described or referred to in Exhibit A to the Conveyance, or which are otherwise described in any of the oil, gas or mineral leases or other instruments described in or referred to in such Exhibit A, whether or not such property interests are owned by Grantor.

     (o) No Subject Interest is subject to any tax or common law partnership or to any joint venture (other than any Permitted Encumbrances).

     (p) No Subject Interest is subject to a preferential right to purchase (a "Preferential Right") or subject to the requirement that a consent to assignment (other than the Partial Release) be obtained from a third party.

     (q) Grantor has incurred no obligation or liability, contingent or otherwise, for broker's or finder's fees in respect of any of the matters provided for in this Agreement.

     (r) Grantor has paid $3,000,000 under the Settlement Agreement and on the date hereof Grantor is in compliance with its obligations thereunder. Schedule 4 contains a complete and accurate list of all abstracts of judgment and notices of lis pendens on file on the Closing Date against any of the Subject Interests. Grantor has posted supersedeas bonds in the amounts sufficient in all respects to stay execution of (and pay, if necessary) any such judgment, other than the judgments which are to be disposed of pursuant to the Settlement Agreement.

     (s) All Subject Wells are equipped for production and connected to a gathering system of sufficient capacity and pressure to permit the continuing delivery of PP Hydrocarbons in volumes equal to the volumes historically delivered. TTC's pipeline system from the Delivery Points to Agua Dulce, Texas has a present daily delivery capacity (in this subsection, the "Capacity") of approximately 800 million cubic feet per day ("MMcf/d"). Approximately 500 MMcf/d of Capacity is presently being used by all Persons transporting gas through such pipeline system, and approximately 470 MMcf/d of Capacity, in the aggregate, is contractually committed by TTC to the following third parties or their Affiliates (or to Grantor for the benefit of such Persons) who may have priority rights to such Capacity which are superior to the rights of Koch Gas Services under the Transportation Agreement with respect to the following amounts of Capacity (but no more):

     The Coastal Corporation                                  140 MMcf/d
     Associated Gas Services, Inc.                            100 MMcf/d
     Associated Gas Services, Inc. (June, 1996 only)           75 MMcf/d

     TCW Funds V and Sunflower                                 75 MMcf/d
     Midcon Texas Pipeline Corp. (June, 1996 only)             80 MMcf/d

No other Person has any contractual or other rights owed to it by TTC or any other TransAmerican Company which would restrict TTC from honoring its obligations to Koch Gas Services under the Transportation Agreement. Grantor agrees to subordinate to Koch Gas Services any rights which Grantor may now or hereafter have to make use of Capacity, including any such rights arising under any arrangement with TTC for firm transportation of gas, and Grantor agrees that it will not sell any of Grantor's gas to any third party which might make use of Capacity unless such third party similarly agrees to subordinate to Koch Gas Services any rights which such third party may now or hereafter have to make use of Capacity, including any such rights arising under any arrangement with TTC for firm transportation of gas.

     (t) The facilities and arrangements by which Grantor disposes of water produced from the Subject Wells are sufficient to dispose of the volumes of water currently produced and Grantor has no knowledge of any reason to believe that the facilities and arrangements will not be adequate in the future to dispose of the volumes of water that may be reasonably expected to be produced in conjunction with the Subject Wells.

     (u) Except as provided in the Production Payment Documents, Grantor has made no oral or written commitments to make capital expenditures in connection with the Subject Wells after the Closing Date and no proposals have been made
(i) to drill additional wells or recomplete any zones in wells directly offsetting any Subject Well that would produce from the subject reservoir for such well, (ii) to deepen, plug back or rework any Subject Wells (other than in the ordinary course of business), (iii) to conduct any operations other than normal operations of the Subject Wells, or (iv) to abandon any Subject Wells.

     Section 4.2. Representations and Warranties of Grantees. Each Grantee hereby severally represents and warrants to Grantor that: (a) such Grantee has incurred no obligation or liability, contingent or otherwise, for broker's or finder's fees in respect of any of the matters provided for in this Agreement;
(b) this Agreement constitutes the legal, valid and binding act and obligation of such Grantee, enforceable against such Grantee in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws applicable to creditors' rights generally or by general principles of equity; (c) no bankruptcy or insolvency proceeding is presently pending or contemplated (or, to such Grantee's best knowledge, threatened) by or against such Grantee under any applicable bankruptcy, insolvency or other similar law of any jurisdiction; and (d) such Grantee has not made a general assignment for the benefit of creditors.

     Section 4.3. Covenants of Grantor. To induce Grantees to enter into this Agreement and to pay the Purchase Price, Grantor warrants, covenants and agrees with each Grantee that until the Termination Time, unless each Grantee has previously agreed otherwise:

     (a) Grantor will perform all of its covenants and duties under the Production Payment Documents, all as fully as if they were set out in full herein. Grantor will cause TTC to perform all of its covenants and duties under the Production Payment Documents.

     (b) In addition to any reports and information specifically required by the terms of this Agreement or the Conveyance, Grantor agrees to furnish to Grantees full information, at all reasonable times, which any Grantee may request concerning any covenant, provision or condition of the Production Payment Documents or any matter or records in connection with such documents or with the operation of, reserve engineering for, production from, or accounting for the Subject Interests. Subject to any restrictions on Grantor's right to do so under applicable operating agreements or similar contracts, Grantor will permit representatives designated by any Grantee, including independent accountants, agents, attorneys, and other Persons, to visit and inspect the Subject Interests and Grantor's books and records pertaining to the Subject Interests (and to make copies and photocopies from such records and to write down and record such information as such representatives may request, provided that no copies may be made of geological or seismic data), and Grantor shall permit such Grantee and its designated representatives reasonably to investigate and verify the accuracy of information furnished to Grantees hereunder or in connection herewith and to discuss all such matters with its officers, employees and representatives.

     (c) If any Person ever challenges or attacks (i) the validity or priority of any Production Payment Document or of any rights, titles, or interests created or evidenced thereby or (ii) the title of Grantor to any Subject Interest or of any Grantee to any part of the Production Payment, then upon learning thereof Grantor will give prompt written notice thereof to each Grantee and at Grantor's own cost and expense will diligently endeavor to defeat such challenge or attack and to cure any defect that may be developed or claimed, and Grantor will take all necessary and proper steps for the defense of any legal proceedings with respect thereto, including the employment of counsel to represent Grantor, the prosecution or defense of litigation, and the release or discharge of all adverse claims. Majority Grantees (whether or not any Grantee is named as a party to legal proceedings with respect thereto) are hereby authorized and empowered to take such additional steps as in their judgment and discretion may be necessary or proper for the defense of any such legal proceedings or the protection of the validity or priority of the Production Payment Documents and the rights, titles, and interests created or evidenced thereby, including the employment of independent counsel (at reasonable fees) to represent one or more Grantees, the prosecution or defense of litigation, the compromise or discharge of any adverse claims made with respect to the Production Payment, the purchase of any tax title and the removal of prior liens or security interests, and all expenditures so made by any Grantee of every kind and character shall be a Reimbursable Expense (which obligation Grantor hereby expressly promises to pay on demand) owing by Grantor to such Grantee and shall bear interest from the date demanded until paid at the Agreed Rate.

     (d) Grantor will, on request of Majority Grantees, (i) promptly correct any defect, error or omission which may be discovered in the contents, execution or acknowledgment of any Production Payment Document, (ii) execute, acknowledge, deliver and record or file such further instruments and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of the Production Payment Documents and to more fully identify and make subject to the Conveyance any property intended to be covered thereby, including any renewals, additions, substitutions, replacements, or appurtenances to the Subject Interests; and
(iii) execute, acknowledge, deliver, and file or record any document or instrument reasonably requested by Majority Grantees to protect the rights, title and interests of Grantees under the Production Payment Documents against the rights or interests of third Persons. Grantor shall pay all reasonable costs connected with any of the foregoing.

     (e) Without limitation of Grantees' remedies for breach of the representations or warranties contained in Section 4.1(p), if a third party properly exercises a Preferential Right after the Closing, each Grantee will, in its sole and absolute discretion, either (i) join in any required conveyance of the affected Subject Interest to such third party, or (ii) make a conveyance of the affected Subject Interest to Grantor in order that Grantor may make the necessary conveyance to such third party. Upon making a conveyance in accordance with (i) or (ii), above, such Grantee shall (without limitation of its remedies for breach of the representations or warranties contained in
Section 4.1(p) hereof) be entitled to receive --either from the exercising third party, assuming that such Grantee exercised option (i), or from Grantor, assuming that such Grantee exercised option (ii) -- the entire amount of consideration attributable to such Grantee's interest in the particular Subject Interest covered by such Preferential Right. No Grantee shall incur any liabilities with respect to any such reconveyance of properties that may be required in accordance with this subsection or otherwise with respect to any exercise of a Preferential Right, and Grantor shall indemnify and hold harmless each Grantee from any liabilities (including reasonable attorneys' fees) with respect thereto.

     (f) Grantor will not cause or permit the Subject Interests, the Associated Subject Interests or Grantor to be in material violation of, or do anything or permit anything to be done which will subject the Subject Interests or the Associated Subject Interests to, any material remedial obligations under any Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Subject Interests or the Associated Subject Interests and Grantor will promptly notify each Grantee in writing of any existing, pending or, to the best knowledge of Grantor, threatened investigation or inquiry by any private party or governmental authority in connection with any Environmental Laws. Grantor will take all steps necessary to determine that no Hazardous Substances are disposed of or otherwise released or being released on or to the Subject Interests or the Associated Subject Interests in violation of any Environmental Laws. Grantor will not cause or permit the disposal or other release of any Hazardous Substance on or to the Subject Interests or the Associated Subject Interests in violation of any Environmental Law and covenants and agrees to remove or remediate any Hazardous Substance on the Subject Interests or the Associated Subject Interests.

     (g) Grantor will timely deposit with the Trustee any portion of the Purchase Price which is required to be deposited pursuant to the Trust Indenture. Grantor will otherwise ensure that no Event of Default occurs under the Trust Indenture. Grantor will use all of the Purchase Price in accordance with the terms of the Trust Indenture.

     (h) Grantor will provide to Grantees any assurances of title which Majority Grantees may from time to time reasonably request concerning the Production Payment, including the recording and filing of the Conveyance and the updating of any specified title opinions through such recording (it being understood that no title deficiencies learned of by any Grantee shall in any way be deemed to qualify any of Grantor's warranties of title or indemnities with respect to title in any of the Production Payment Documents).

     (i) Grantor will fully bond (or pay) any judgment entered in any lawsuit listed in Schedule 1 or Schedule 4 so that such judgment can be fully paid by proceeding against such bond without enforcement of any judgment lien or rights relating to any lis pendens and without otherwise affecting the Production Payment.

     (j) On or before May 31, 1996, Grantor will pay substantially all capital expenditures (to the extent such capital expenditures will involve cash payments) it has incurred prior to such date in connection with the drilling and completion of wells on the Subject Interests which have been spudded on or before the date hereof, in order to avoid such capital expenditures being considered "Cap Ex", as defined in the definition of "Marginal Costs" in the Conveyance, for any period after such date.

     Section 4.4. Reporting Covenants of Grantor. To induce Grantees to enter into this Agreement and to pay the Purchase Price, Grantor warrants, covenants and agrees with each Grantee that until the Termination Time (and for two months thereafter, with respect to subsection (a) below), unless each Grantee has previously agreed otherwise, Grantor will furnish the following statements and reports to each Grantee at Grantor's expense:

          (a) Monthly, within 25 days after the end of the month to which each report applies, Grantor shall furnish a report in the form of Schedule 3 showing:

               (i) the name of each Subject Well,

               (ii) the portion of gross production of Gas from each Subject Well (measured in Mcfs) which is attributable to Subject Interests as metered at the Delivery Points,

               (iii) the quantity of PP Hydrocarbons (measured in Mcfs) produced from each Subject Well and delivered to Grantees,

               (iv) the number of MMBTUs in each Mcf of PP Hydrocarbons produced, as measured at the Delivery Points,

               (v) the PP Severance Taxes for such month with respect to PP Hydrocarbons, if paid by Grantor,

               (vi) any PP Ad Valorem Taxes actually paid during such month by Grantor,

               (vii) the calculation of any reduction, if any, in PP Hydrocarbons due to adjustments for Excess Marginal Costs for such month as provided in Section 2.2 of the Conveyance, and

               (viii) any additions to the Base Volume as described in Section
          2.4 of the Conveyance.

     Such report shall be supplemented, if and when requested by any Grantee, to show: (ix) the gross production of Hydrocarbons from each Subject Well, (x) the quantities thereof, if any, used in lease operations, (xi) the most recent status of any Gas imbalances, if any, affecting the Subject Interests, (xii) the number of wells operated, wells drilled and wells abandoned on the Subject Interests, and (xiii) the costs to Grantor of operating the Subject Interests. To the extent that any of such information is not available to Grantor (despite all reasonable efforts to obtain same) at the time any monthly report is furnished, it shall be supplied to Grantees promptly after receipt.

          (b) Within 60 days after each Regular Evaluation Date, and within 60 days after the later of any Optional Evaluation Date or the date on which any Optional Evaluation Date is designated, Grantor shall furnish a Reserve Report covering the Subject Interests which has been prepared as of such Evaluation Date in accordance with the terms of Section 5.1 hereof.

          (c) Quarterly, within 60 days after the end of the first three fiscal quarters in each fiscal year of Grantor, and annually, within 105 days after the end of each fiscal year of Grantor, Grantor's consolidated financial statements as of the end of and for such period, including a balance sheet and statements of income, cash flows, and stockholder's equity, prepared in accordance with generally accepted accounting principles and, with respect to the annual financial statements, accompanied by a report of the Grantor's independent certified public accountants stating that their examination was made in accordance with generally accepted auditing standards and that in their opinion such financial statements fairly present the matters reported on in accordance with generally accepted accounting principles consistently applied. For so long as Grantor files Forms 10-Q and 10-K with the Securities and Exchange Commission, Grantor may satisfy the reporting requirements in this subsection (c) by sending to each Grantee a copy of each such form 10-Q and 10-K within fifteen days after filing the same with the Securities and Exchange Commission, and whenever Grantor or any Affiliate of Grantor files any Form 10-Q or 10-K with the Securities and Exchange Commission or Grantor files any Form 8-K, Grantor shall obtain and send a copy of such form to each Grantee within fifteen days after such form is so filed.

          (d) Upon request of any Grantee, but not more often than quarterly, Grantor shall furnish reports, in detail reasonably acceptable to Grantees, concerning any change in methods of operation of all or any Subject Wells, any new drilling or development, any method of secondary recovery by repressuring or otherwise, or any other action with respect to the Subject Interests, the decision as to which may increase or reduce the quantity of Hydrocarbons ultimately recoverable from the Subject Interests, or the rate of production therefrom, or which may shorten or prolong the period of time required for liquidation of the Production Payment.

          (e) Upon request of any Grantee, copies of surface maps showing property lines and well locations, flow and pressure tests, natural gas analysis and casing programs and other similar information related to the Subject Interests, the Subject Wells and the production therefrom.

          (f) Upon request of Majority Grantees, at any time and from time to time (but not more frequently than once in any period of twelve consecutive months, unless there has occurred a Designated Event that is not cured within the applicable grace period) Grantor will provide at Grantor's sole expense an inspection or audit of the Subject Interests and the Subject Lands from an engineering or consulting firm approved by Majority Grantees, indicating compliance or non-compliance with Environmental Laws. Except for reports requested during the continuance of a Designated Event, Grantor shall be responsible to pay for the costs of only one such report during the term hereof (which Majority Grantees shall specify), and Grantees shall be responsible for the costs of all others in accordance with their respective Percentage Shares.

          (g) Promptly (and in any event within five days) after learning of the occurrence of any Designated Event or of the making of any claim by any Person which allegedly affects the rights of Grantor or any Grantee in and to the Subject Interests, Grantor will give each Grantee written notice thereof.

     Section 4.5.  Additional Remedies Upon Designated Event.  Upon the
                   -----------------------------------------
occurrence of a Designated Event (and, with respect to the remedies described in subsections (b) and (c) below, provided the breach giving rise to such Designated Event has not been cured within 30 days after Majority Grantees give notice of such breach to Grantor), Majority Grantees shall, in addition to their other rights and remedies, have the right, but not the obligation, to:

          (a) instruct Koch Gas Services to pay directly to Grantees (in accordance with their respective Percentage Shares, or as otherwise directed by all Grantees) any amounts owing under the Standby Gas Sales Agreement, and Grantees shall apply such amounts to any amounts then owing by Grantor to any Grantee which are described in Section 2.2 or 5.1(a) of the Conveyance;

          (b) remove Grantor as the operator of any or all of the Subject Interests in which 100% of the working interest is owned by Grantor (a "100% Property"), or

          (c) instruct Grantor to resign as the operator of any Subject Interest (a "Third Party Property") that is subject to a joint operating agreement between Grantor and any third party working interest owner other than Grantor (a "Third Party JOA").

In the event Grantor is removed by Majority Grantees as the operator of any particular 100% Property, Majority Grantees may appoint an Affiliate of Sunflower or another reputable third party (which may be an Affiliate of any one or more Grantees but which may not otherwise be any of the Persons described in clauses (ii) or (iii) of Section 6.2 of the Conveyance, or any Affiliate of any such Person) who is experienced in operating Gas properties, as the operator of any particular 100% Property, and Majority Grantees may negotiate with such third party a substitute operating agreement containing such terms and conditions as are commercially reasonable in a transaction involving a contract operator with no ownership interest in the contract area covered by an operating agreement. All costs, expenses and fees billed or invoiced under any such substitute operating agreement shall be borne and timely paid by Grantor. In the event Majority Grantees request in accordance herewith that Grantor resign as the operator of any Third Party Property (or in the event Grantor is otherwise removed as operator under the terms of an applicable Third Party JOA, in which case Grantor shall immediately so notify each Grantee), Grantor shall consult with Grantees prior to casting any vote it may have to name a substitute operator and shall cast such vote as directed by Majority Grantees.


                ARTICLE V - Adjustment of Dedication Percentage

     Section 5.1. Reserve Reports. Within 60 days after each Regular Evaluation Date, and within 60 days after the date of any Optional Evaluation Date or the date on which any Optional Evaluation Date is designated, Grantor shall furnish to each Grantee a reserve engineering report prepared as of such Evaluation Date by Netherland, Sewell & Associates (or other independent petroleum engineers selected by Grantor and acceptable to Majority Grantees in the reasonable exercise of their discretion) with respect to the Subject Interests. Each such report is herein called a "Reserve Report". Each such Reserve Report shall be prepared and furnished at the cost of Grantor, provided that any such Reserve Report prepared as of an Optional Evaluation Date which reflects a ratio of SINPV to PPNPV of the Required Ratio or more shall be at the cost of Grantees in accordance with their respective Percentage Shares. Each Reserve Report shall be prepared in accordance with the standards of the Society of Petroleum Engineers and such engineers' customary professional practices, provided that each Reserve Report shall:

          (a) separately address proved developed producing reserves from other reserves.

          (b) separately address the anticipated production of proved developed producing reserves accruing to (i) the Production Payment and (ii) the total Subject Interests.

          (c) separately calculate the future net revenues allocable to the Production Payment and the future net revenues allocable to the total Subject Interests from anticipated sales of production from proved developed producing reserves and, using a discount factor of ten percent (10%) per annum, the present value of each on the date as of which such report is prepared.

In preparing each Reserve Report and making such calculations, such engineers shall: use the Dedication Percentages (both present and future) which are in effect on such Evaluation Date or are then scheduled to take effect thereafter, use the Futures Price as calculated for such Evaluation Date, and take into account any limitations on production accruing to the Production Payment which would be caused by projected Excess Marginal Costs and any projected increases (pursuant to the terms of the Conveyance) in the Base Volume. As used herein:

          (i) "PPNPV" means such discounted present value of the future net revenues accruing to the Production Payment from anticipated sales of production from proved producing reserves.

          (ii) "SINPV" means such discounted present value of the future net revenues accruing to the total Subject Interests from anticipated sales of production from proved producing reserves.

          (iii)  "Futures Price" means, for any Evaluation Date, the greater of

               (i) $1.30 per MMBTU or

               (ii) the least of: (1) the average of the prices payable under the PP Gas Sales Agreement for the twelve months preceding the date as of which such report is prepared, (2) the average of the prices payable under the PP Gas Sales Agreement for the six months preceding the date as of which such report is prepared, and (3) the remainder of
          (A) the average of the prices on the New York Mercantile Exchange (or any successor organization), as reported in the Wall Street Journal on such Evaluation Date (or, if such date is not a Business Day, for the first Business Day thereafter) for the next twelve months' forward contracts for natural gas delivered at the Henry Hub, minus (B) the sum of $.17 plus (or minus) any reasonable basis differential between the Henry Hub gas price and the Agua Dulce gas price which Majority Grantees then specify for use in preparing such Reserve Report.

     Section 5.2. Adjustment to Dedication Percentage. Using the Reserve Report prepared as of each Evaluation Date, and the PPNPV and SINPV as calculated therein, Majority Grantees shall calculate the ratio of such SINPV to such PPNPV. If this ratio is less than the Required Ratio, then the Dedication Percentage shall be automatically increased to ninety percent (90%) as provided in Section 2.3 of the Conveyance.

                           ARTICLE VI - Miscellaneous

     Section 6.1. Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Grantee in exercising any right, power or remedy which any Grantee may have under any of the Production Payment Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Grantee of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Production Payment Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed by each Grantee, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on Grantor shall in any case of itself entitle Grantor to any other or further notice or demand in similar or other circumstances. This Agreement and the other Production Payment Documents set forth the entire understanding and agreement of the parties hereto and thereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no modification or amendment of or supplement to this Agreement or the other Production Payment Documents shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

     THIS WRITTEN AGREEMENT AND THE OTHER PRODUCTION PAYMENT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     Section 6.2. Survival of Agreements; Cumulative Nature. All of the various representations, warranties, indemnities, covenants and agreements in the Production Payment Documents shall survive the execution and delivery of this Agreement and the other Production Payment Documents and the performance hereof and thereof, including the granting of the Production Payment and the delivery of the Conveyance. The representations, warranties, indemnities, and covenants made by the parties in the Production Payment Documents, and the rights, powers, and privileges granted to the parties in the Production Payment Documents, are cumulative, and, except for expressly specified waivers and consents, no Production Payment Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to either party of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Production Payment Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Production Payment Documents.

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

     Section 6.3. Notices. All notices, requests, consents, demands and other communications (in this section, collectively called "notices") which are required or permitted under any Production Payment Document shall be in writing, unless otherwise specifically provided in such Production Payment Document, and shall be deemed sufficiently given or furnished if delivered by personal delivery, by telecopy, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, to Grantor at its address specified on the signature pages hereto and to each Grantee at its address specified on the signature pages hereto. Any such notice shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, (b) in the case of telecopy, upon receipt, or (c) in the case of registered or certified United States mail, three days after deposit in the mail. Each of Grantor and Grantees may change their respective addresses from time to time by sending a notice of the new address, in the manner provided for in this section, to the others.

     Section 6.4. Parties in Interest. All grants, covenants and agreements contained in the Production Payment Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; providing that any assignment of any party's rights and duties hereunder must be made in accordance with Article VI of the Conveyance.

     Section 6.5. Governing Law. Except to the extent that the law of another jurisdiction is expressly elected in a Production Payment Document, the Production Payment Documents shall be deemed contracts and instruments made under the laws of the State of Texas and shall be construed and enforced in accordance with and governed by the laws of the State of Texas and the laws of the United States of America, without regard to principles of conflicts of law.

     Section 6.6. Limitation on Interest. Although the Production Payment Documents provide for the sale and purchase of a real property interest and not a loan (except under federal income tax law), there are certain provisions (such as Section 5.1(a) of the Conveyance) of the Production Payment Documents which provide for the charging and payment of interest. Grantees and Grantor intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof they hereby stipulate and agree that none of the terms and provisions contained in the Production Payment Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. No party to any Production Payment Document shall ever be liable for unearned interest or shall ever be required to pay interest in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Production Payment Documents which may be in conflict or apparent conflict herewith. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, the parties to the Production Payment Documents shall to the greatest extent permitted under applicable law: (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the interest bearing obligation in accordance with the amounts thereof outstanding from time to time and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law. In the event applicable law provides for an interest ceiling under Texas Revised Civil Statutes Annotated article 5069-1.04, that ceiling shall be the indicated rate ceiling. As used in this section the term "applicable law" means the laws of the State of Texas or the laws of the United States of America, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

     Section 6.7. Termination; Limited Survival. As provided in the Conveyance, the Production Payment will terminate at the Termination Time referred to therein. Notwithstanding the foregoing or anything to the contrary in any Production Payment Document, all waivers or admissions made by Grantor in any Production Payment Document and all obligations which any Person may have to indemnify or compensate any Grantee shall survive any termination of this Agreement or any other Production Payment Document. At the request and expense of Grantor, Grantees shall prepare, execute and deliver all necessary instruments (in proper recordable form, if applicable) to reflect and effect such termination of the Production Payment and limited survival of the Production Payment Documents.

     Section 6.8. Severability. If any term or provision of any Production Payment Document shall be determined to be illegal or unenforceable, all other terms and provisions of the Production Payment Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

     Section 6.9.  Arbitration.

     (a)  As used in this section:

          (i) "AAA" means the American Arbitration Association (or any successor thereto),

          (ii) "Claims" means all claims by Grantor against any Grantee, or by any Grantee against Grantor, with respect to the Production Payment or any of the Production Payment Documents (including among others any claims with respect to the interpretation or validity of any Production Payment Document, the existence or scope of any duties owed thereunder, whether or not any such duties have been performed or breached in any circumstances, or the extent or enforcement of any property rights created thereunder or subject thereto), and

          (iii) "Disputed Matters" means all Claims, all defenses against any Claims, and all controversies relating thereto.

     (b) If either Grantor or any Grantee ever desires to assert a Claim, the party asserting such Claim will give written notice thereof to the other parties hereto. During the thirty day period following receipt of such notice by the other party, all parties hereto will discuss such

Claim and the validity thereof. If the parties hereto cannot come to agreement about such Claim by the end of such thirty day period (as such period may be extended by mutual agreement), then within fifteen days after the end of such period either Grantor or Majority Grantees may by written notice to the other parties hereto invoke the arbitration provisions of this Agreement, whereupon Grantees and Grantor shall submit such Claim and all Disputed Matters in any way related thereto to arbitration under the procedures in the next following subsection (c).

     (c) All Disputed Matters shall be resolved by arbitration conducted by three arbitrators in accordance with this Section 6.9 and, to the extent not in conflict herewith, the Commercial Arbitration Rules of the AAA then in effect. Each such arbitrator must be independent and impartial and an attorney or engineer with at least ten years' experience in the financing of oil and gas properties. Within ten days after the sending and receipt of a notice invoking arbitration as provided in subsection (b) above, each of Grantor and Majority Grantees shall specify (by notice to the other parties hereto) the name and address of an arbitrator appointed by it. At the end of such ten days, if Majority Grantees have made a specification of their appointed arbitrator but have not received notice of a similar specification by Grantor (or vice-versa), then the party which has made a specification shall give notice to the other party that it has not received a specification from the other party. If the other party does not act to specify its arbitrator within an additional seven days after the giving of such notice, the party who has made its specification may appoint the second arbitrator in place of the party who has failed to do so. Within fifteen days after the first two arbitrators have been appointed, they shall select the third arbitrator. If a third arbitrator has not been selected within such period, either party hereto may petition the Administrative Judge presiding over the State District Courts of Dallas County, Texas to appoint such third arbitrator, whereupon such judge (or any person designated by such judge to make such appointment) may make such appointment unless the first two arbitrators have come to agreement on the third arbitrator. Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, provide the other with copies of documents relevant to the issues raised by the Disputed Matter. Other discovery may be ordered by the arbitrators to the extent they deem relevant and appropriate, and any dispute regarding discovery, including disputes as to the need thereof or the relevance or scope thereof, shall be determined by the arbitrators, whose determination shall be conclusive. Unless Grantees and Grantor agree otherwise, all arbitrations hereunder shall be held in Los Angeles, California at the offices of Trust Company of the West. Grantees and Grantor shall proceed expeditiously with any such arbitration and shall conclude all proceedings thereunder, including any hearing, in order to allow a decision based on applicable law to be rendered within ninety days after the appointment of the third arbitrator. The decision of any two such arbitrators on the issues before them shall be final, and any award or order so decided may be enforced in any court having personal jurisdiction over the party against whom enforcement is sought. Grantor shall bear its own expenses, including attorneys' fees and expenses of arbitration, in connection with any such arbitration, but all expenses of Grantees shall be considered Reimbursable Expenses to be paid or reimbursed by Grantor. Although the foregoing arbitrations shall be conducted under the rules of the AAA, the AAA itself shall not conduct such arbitrations, nor shall such arbitrations be considered under the auspices of the AAA, nor shall any fee be due the AAA. The arbitrators shall honor

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

Grantor's and Grantees' election of the laws of the State of Texas as set out in the various Production Payment Documents, provided that each arbitration proceeding shall also be subject to the United States Arbitration Act, 9 U.S.C., Chapter 1, (S)(S) 1 et seq, to the extent applicable. The arbitrators are not empowered to award punitive or exemplary damages on any Claim (but are empowered to award Reimbursable Expenses to Grantees and pre-award interest to either party), and EACH OF GRANTOR AND GRANTEES HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO RECOVER PUNITIVE OR EXEMPLARY DAMAGES ON ANY CLAIM.

     (d) All applicable statutes of limitations and defenses based on the passage of time shall be tolled during the period in which arbitration has been invoked as set forth in this section (but not during any period prior to such invocation of arbitration). Each of Grantor and Grantees is required to continue to perform its obligations under the Production Payment Documents pending final resolution of any Disputed Matter.

     Section 6.10. Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

Grantor:                   TRANSTEXAS GAS CORPORATION


                           By: ____________________________________
                               Name:  Ed Donahue
                               Title:  Vice President

Grantor's address:         1300 East North Belt,   Suite 310
                           Houston, Texas 77032-2949
                           Attention: Ed Donahue, Vice President
                           Telephone: 713/987-8600
                           Telecopy:  713/986-8865

Sunflower:                 SUNFLOWER ENERGY FINANCE COMPANY



                           By: ______________________________________
                               Rex T. Clevenger
                               Vice President

Sunflower's address:       4111 E. 37th St. North
                           Wichita, Kansas 67220
                           Attention: President
                           Telephone: 316/828-6994
                           Telecopy:  316/828-4081


                           TCW PORTFOLIO NO. 1555 DR V SUB-CUSTODY
                           PARTNERSHIP, L.P.

                           By: TCW Royalty Company V, General Partner


                               By:  ______________________________________
                                    George R. Hutchinson
                                    Vice President


                               By:  ______________________________________
                                    William K. White
                                    Vice President

TCW Funds V's address:     c/o Trust Company of the West
                           865 South Figueroa
                           Los Angeles, California  90017
                           Attention: Arthur R. Carlson
                           Telephone: 213/244-0053
                           Telecopy:  213/244-0604

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